Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated March 31, 2010, relating to the consolidated financial statements of Nord Resources Corporation and Subsidiary as of December 31, 2009 and 2008 and the related consolidated statements of operations, cash flows and changes in stockholders’ equity for each of the two years in the period ended December 31, 2009, included in the 2009 Annual Report on Form 10-K of Nord Resources Corporation and Subsidiary, and to all references to our Firm included in or made part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

MAYER HOFFMAN MCCANN P.C.
Phoenix, Arizona
October 13, 2010